STOCKHOLDER AGREEMENT


           STOCKHOLDER AGREEMENT, dated as of May 1, 1997 (the "Agreement"), between Valero Refining and Marketing Company, a Delaware corporation (the "Company"), a wholly-owned subsidiary of Valero Energy Corporation, a Delaware corporation ("Valero"), and Salomon Inc, a Delaware corporation ("Stockholder").

           WHEREAS, pursuant to that certain Stock Purchase Agreement, dated as of April 22, 1997 (the "Purchase Agreement"), Valero has acquired (the "Acquisition") from Stockholder all of the shares of common stock, par value $0.01 per share, of Basis Petroleum, Inc., a Texas corporation;

           WHEREAS, in consideration for the Acquisition, Valero has, among other things, issued to Stockholder 3,429,796 shares of its common stock, par value $1.00 per share;

           WHEREAS, Valero has entered into an agreement (the "Merger Agreement") providing for the merger (the "Merger") of Valero into PG&E Corporation ("PG&E") and as a result of the merger, Valero stockholders shall acquire shares of common stock of PG&E in exchange for their shares of Valero common stock;

           WHEREAS, immediately prior to the Merger, Valero will distribute the common stock of the Company, par value $.01 per share (the "Common Stock"), to its stockholders (the "Spin-Off"), resulting in the Company becoming a separate publicly held company;

           WHEREAS, Valero will issue to Stockholder, as a result of the Spin-Off, shares of Common Stock; and

           WHEREAS, the Company and Stockholder have determined that it is in their best interests that certain aspects of their relationship be regulated according to the terms and provisions of this Agreement.

           NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agrees as follows:


                            ARTICLE 1.
                        CERTAIN DEFINITIONS


Section 1.01 Definitions.

           As used in this Agreement, the following terms shall have the following meanings:



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           The term "Acquisition" shall have the meaning ascribed
to it in the second paragraph to the preamble.

           The term "Advance Notice" shall have the meaning ascribed to it in Section 3.04.

           The term "Affiliate" shall have the meaning ascribed to it in Rule 12b-2 of the General Rules and Regulations under the Exchange Act.

           The term "Agreement" shall have the meaning ascribed to it in the first paragraph of the preamble.

           The term "Block Execution" shall mean one or more sales during not more than a two Trading Day period of a number of Spin-Off Shares having an aggregate fair market value of not less than $10 million to one or more purchasers.

           The term "Common Stock" shall have the meaning ascribed to it in the fifth paragraph of the preamble.

           The term "Company" shall have the meaning ascribed to it in the first paragraph of the preamble.

           The term "Company Offering" shall mean the offering of equity securities of the Company, or securities convertible into or exchangeable or exercisable for equity securities of the Company, pursuant to a registration statement filed by the Company under the Securities Act (other than (i) a registration statement filed on Form S-4 or any successor form or (ii) a registration statement filed on Form S-8 or any successor form) with respect to an underwritten offering, whether primary or secondary, that is declared effective by the SEC.

           The term "Company Subsidiary" shall mean any Person the majority of the outstanding voting securities or interests of which are owned by the Company.

           The term "Effective Date" shall have the meaning ascribed to it in Section 2.02.

           The term "Exchange Act" shall mean the Securities
Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

           The term "Group" shall have the meaning afforded the term "group" under Section 13(d)(3) of the Exchange Act.

           The term "NYSE" shall mean the New York Stock
Exchange.

           The term "Lock-up Period" shall have the meaning ascribed to it in Section 3.02(a).

           The term "Losses" shall have the meaning ascribed to it in Section 2.06(a).



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           The term "Merger" shall have the meaning ascribed to
it in the fourth paragraph of the preamble.

           The term "Merger Agreement" shall have the meaning ascribed to it in the fourth paragraph of the preamble.

           The term "Notice" shall have the meaning ascribed to it in Section 3.04.

           The term "Person" shall mean an individual, trustee, corporation, partnership, business trust, limited liability company, limited liability partnership, joint stock company, trust, unincorporated association, union, business association, firm or other entity.

           The term "Prospectus" shall have the meaning ascribed to it in Section 2.01.

           The term "Purchase Agreement" shall have the meaning ascribed to it in the second paragraph of the preamble.

           The term "Registration Expenses" shall have the meaning ascribed to it in Section 2.05.

           The term "Rule 144" shall mean Rule 144 promulgated under the Securities Act (or any successor rule).

           The term "Rule 415 Offering" shall have the meaning ascribed to it in Section 2.01(a).

           The term "SEC" shall mean the Securities and Exchange
Commission.

           The term "Securities Act" shall mean the Securities
Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

           The term "Shelf Registration Statement" shall have the meaning ascribed to it in Section 2.01(a).

           The term "Spin-Off" shall have the meaning ascribed to it in the fifth paragraph of the preamble.

           The term "Spin-Off Shares" shall mean the shares of Common Stock issued to Stockholder in connection with the Spin-Off, together with the securities identified in Section 4.02; provided, however, that upon their sale by Stockholder in accordance with the terms of this Agreement, such shares of Common Stock or other securities shall no longer be Spin-Off Shares for purposes of this Agreement.

           The term "Stockholder" shall have the meaning ascribed to it in the first paragraph of the preamble.


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           The term "Trading Day(s)" shall mean any day on which
stock is traded on the NYSE.

           The term "Transfer" shall mean any sale, assignment, transfer, grant of a participation in, pledge or other disposition of any of the Spin-Off Shares.

           The term "Valero" shall have the meaning ascribed to it in the first paragraph of the preamble.


                            ARTICLE 2.
                       REQUIRED REGISTRATION

Section 2.01 Required Registration.

           (a) Form S-3. As soon as the Company is eligible to file a Form S-3 with the SEC, the Company shall file with the SEC and use its reasonable efforts to cause to be declared effective as soon as practicable thereafter a Form S-3 registration statement (the "Shelf Registration Statement") with respect to the Spin-Off Shares so as to permit promptly the resale of the Spin-Off Shares by Stockholder pursuant to an offering on a delayed or continuous basis pursuant to Rule 415 (or any successor rule) under the Securities Act (a "Rule 415 Offering").

           (b) Effectiveness. Subject to Section 2.03 below, the Company shall use its best efforts to keep the Shelf Registration Statement continuously effective under the Securities Act until the date that is the earliest to occur of (i) the date that all Spin-Off Shares covered by the Shelf Registration Statement have been sold thereunder (ii) the second anniversary of the date hereof and (iii) the date when all outstanding Spin-Off Shares are held by Persons which are not Affiliates of the Company and may be resold without registration under the Securities Act pursuant to Rule 144(k) under the Act or any successor provision thereto.

           (c) Amendments/Supplement. The Company shall amend and supplement the Shelf Registration Statement, the prospectus contained therein, including each preliminary prospectus, form of prospectus and prospectus supplement (collectively, the "Prospectus"), and all documents incorporated therein by reference, in each case as may be required to keep the Shelf Registration Statement continuously effective, as may be required under Rule 424 under the Securities Act (or any successor provision thereto) or as may be otherwise required by the rules, regulations or instructions applicable to the registration form used by the Company for such Shelf Registration Statement or if required by the Securities Act.

           (d)  Eligibility to Use Form S-3.

                (1) The Company shall use its reasonable efforts to be eligible to use Form S-3 as soon as possible following the Spin-Off, including by requesting, prior to the Spin-Off, a no-action letter from the SEC to the effect that the Company will be eligible to use


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           Form S-3 immediately following the Spin-Off, unless
           the Company's outside legal counsel advises the Company (i) that the SEC is not likely to grant such a no-action letter to the Company and (ii) that seeking such a no-action letter is likely to adversely affect the likelihood of the Company receiving other relief from the SEC or obtaining from the SEC a declaration of effectiveness of any registration statement filed with the SEC.

                (2) If the Company is not eligible to use Form S-3, it shall, on one occasion on or after the consummation of the Spin-Off, within 45 days upon demand by Stockholder, register on Form S-1 the Spin-Off Shares for sale, subject to the requirements, qualifications and limitations set forth in this
           Section 2.01 with respect to registration on Form S-3; provided, however, that such registration statement shall remain effective for no less than 120 days following the expiration of the Lockup Period to permit delayed offerings by Stockholder (excluding, in calculating such 120 days, any periods in which such effectiveness lapses, the Company suspends the use of the Prospectus, a stop order is in effect with respect to such registration statement or the registration or qualification of the Shares is suspended in any jurisdiction or, pursuant to the second paragraph of Section 2.04(b), Stockholder discontinues its disposition of Spin-Off Shares). If such registration statement is not declared and/or does not remain effective for such 120-day period, Stockholder shall be entitled to demand another registration of the Spin-Off Shares on the same terms as provided in this Section 2.01(d)(2) if at least 25% of the Spin-Off Shares registered pursuant to such registration statement shall not have been sold. Any registration statement filed pursuant to this Section 2.01(d)(2) shall be subject to Sections 2.04, 2.05 and
           2.06 of this Agreement.

Section 2.02  Holdback Agreements.

           (a) Subject to Section 2.03(b) below, from and after 150 days after the later of the date the Shelf Registration Statement is declared effective by the SEC (the "Effective Date") and the expiration of the Lock-up Period, upon no less than ten days' prior written notice from the Company, Stockholder shall not effect any public sale or distribution (including sales pursuant to Rule 144) of Spin-Off Shares, from the date specified in such notice through the one hundred twenty (120)-day period immediately following the closing date of such Company Offering; provided, however, that if the Company is prohibited from selling Common Stock following the closing date of such Company Offering for a period of less than 120 days then Stockholder's 120-day period in which it is prohibited from any public sale or distribution of Spin-Off Shares shall be reduced accordingly; and, provided further, that the Company may not restrict sales by Stockholder pursuant to this Section 2.02(a) for more than 150 days. In addition, Stockholder shall not be obligated to comply with this Section 2.02 on more than one occasion in any twelve
(12)-month period.

           (b) The Company shall not effect any Company Offering, whether on its own behalf or at the request of any holder or holders of securities of the Company (other than Stockholder),


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during the first 150 days immediately following the later of the
Effective Date and the expiration of the Lock-up Period.

Section 2.03  Blackout Provisions.

           (a) The Company shall have the right to delay the effectiveness of such Shelf Registration Statement, or suspend the use of the Prospectus if the Board of Directors of the Company determines that the Company is in possession of material non-public information the disclosure of which would have a material adverse effect on a pending acquisition, divestiture or financing transaction that is material to the Company and its subsidiaries taken as a whole or would require premature disclosure of information not otherwise required to be disclosed which would have a material adverse effect on the Company and its subsidiaries taken as a whole. In addition, if the Company shall make an acquisition that requires the filing of financial statements with respect to one or more businesses acquired by the Company pursuant to Article 3-05 of Regulation S-X promulgated under the Securities Act or any successor rule, in order for the Shelf Registration Statement to continue to meet the requirements under the Securities Act, the Company shall advise the Stockholders in writing of the consummation of such acquisition and sales of Spin-Off Shares under the Shelf Registration Statement shall be suspended until such time that such financial statements are filed by the Company with the SEC with respect to such business or businesses. The Company shall use reasonable efforts to obtain or cause to be prepared and to file such financial statements as promptly as reasonably practicable after such acquisition. The Company may not restrict any sales pursuant to this Section 2.03(a) unless prior written notice is provided to Stockholder, and the Company shall promptly advise Stockholder in writing when such restrictions are no longer applicable. In addition, the Company may not restrict sales by Stockholder pursuant to this Section 2.03(a) for a period in excess of 95 consecutive days and may not further restrict sales pursuant to this Section 2.03(a) for a period of 30 days following the termination of any prior restriction under this Section 2.03(a).

           (b) Notwithstanding anything in this Agreement to the contrary, the Company may not restrict sales by Stockholder pursuant to Section 2.02(a) or 2.03(a) for a total of more than 180 days during any one-year period.

Section 2.04  Registration Procedures.

           (a) Procedures. Subject to Section 2.03 above, in connection with the registration of the Spin-Off Shares pursuant to this Agreement, the Company shall use reasonable efforts to effect the registration and sale of the Spin-Off Shares in accordance with Stockholder's intended method of disposition thereof and, in connection therewith, the Company shall:

                (1) prepare and file with the SEC the Shelf
           Registration Statement, use reasonable efforts to cause the Shelf Registration Statement to be declared effective, and use best efforts to keep such Shelf Registration Statement effective in accordance with Sections 2.01(a) and (b) above;



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                (2) prepare and file with the SEC amendments and
           supplements to the Shelf Registration Statement, the Prospectus and any documents incorporated therein by reference in accordance with Section 2.01(c) above;

                (3) before filing with the SEC the Shelf
           Registration Statement, the Prospectus or any amendments or supplements thereto (including any post-effective amendments), the Company shall furnish to Stockholder, the managing underwriter or underwriters, if any, in connection therewith and one counsel selected by Stockholder and one counsel for such underwriter or underwriters, if any, drafts of all such documents proposed to be filed and provide such counsel with a reasonable opportunity for review thereof and comment thereon, such review to be conducted and such comments to be delivered with reasonable promptness, and the Company will consider in good faith such comments in such documents;

                (4) give its full cooperation to Stockholder in connection with its sales of the Spin-Off Shares, including, without limitation, making the Company's management available on one occasion for up to two weeks to assist in the marketing of such shares through a "road show"; provided, however, that Stockholder will provide no less than two weeks' prior notice to the Company of the commencement of such road show, and in any event the Company will have the right to have at least one representative at such road show;

                (5) promptly (i) notify Stockholder of each of
           (w) the filing and effectiveness of the Shelf Registration Statement, the Prospectus and any amendments or supplements thereto, (x) the receipt of any comments from the SEC and, if applicable, any state securities law authorities or any other governmental authorities with respect to any such Shelf Registration Statement, the Prospectus or any amendments or supplement thereto, (y) any request from the SEC or any such other governmental authority that an amendment, supplement or additional information be filed or made available with respect to the Shelf Registration Statement, the Prospectus or any document incorporated by reference therein and (z) any oral or written stop order with respect to such registration or use of the Prospectus, any suspension of the registration or qualification of the sale of the Spin-Off Shares in any jurisdiction or any initiation or threatening of any proceedings with respect to any of the foregoing, (ii) provide Stockholder, the managing underwriter or underwriters, if any, and one counsel for each of them with copies of any such


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           comments and requests (if made in writing) and use
           reasonable efforts to promptly resolve any such comments and requests, including by preparing and filing with the SEC an amendment or supplement to the Shelf Registration Statement, the Prospectus or any document incorporated by reference therein and (iii) use reasonable efforts to prevent the issuance of and, if issued, to obtain the withdrawal of any such order or suspension referred to in clause (2);

                (6) furnish to Stockholder, the managing underwriter or underwriters, if any, and one counsel for each of the foregoing, a conformed copy of the Shelf Registration Statement and each amendment and supplement thereto (in each case, including all exhibits thereto, documents incorporated by reference and post-effective amendments thereto) and such additional number of copies of such Shelf Registration Statement, each amendment and supplement thereto (in such case, without such exhibits or documents incorporated by reference), the Prospectus and all exhibits thereto and such other documents as Stockholder, underwriter, agent or such counsel may reasonably request in order to facilitate the disposition of the Spin-Off Shares by Stockholder, and the Company hereby consents to the use of the Prospectus and such exhibits and other documents in connection with the offer and sale of the Spin-Off Shares;

                (7) if requested by Stockholder or the managing underwriter or underwriters of a Rule 415 Offering, subject to approval of counsel to the Company in its reasonable judgment, promptly incorporate in the Prospectus or a post-effective amendment to the Shelf Registration Statement such information concerning underwriters and the plan of distribution of the Spin-Off Shares as such managing underwriter or underwriters or Stockholder reasonably shall furnish to the Company in writing and request be included therein, including, without limitation, information with respect to the number of Spin-Off Shares being sold by Stockholder to such underwriter or underwriters, and with respect to any other terms of the underwritten offering of the Spin-Off Shares to be sold in such offering; and make all required filings of the Prospectus or such post-effective amendment as soon as reasonably practicable after being notified of the matters to be incorporated in the Prospectus or such post-effective amendment;

                (8) to the extent, if any, necessary to permit the Stockholder or any underwriter to make offers and sales pursuant to the Shelf Registration Statement,


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           use reasonable efforts to register or qualify the
           Spin-Off Shares under such securities or "blue sky" laws of such jurisdictions as Stockholder or such underwriter reasonably requests and do any and all other acts and things which may be reasonably necessary or advisable to enable Stockholder to consummate the disposition in such jurisdictions in which the Spin-Off Shares are to be sold and keep such registration or qualification in effect for so long as the Shelf Registration Statement remains effective under the Securities Act (provided that the Company shall not be required to (i) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this paragraph, (ii) subject itself to taxation in any such jurisdiction where it would not otherwise be subject to taxation but for this paragraph or (iii) consent to the general service of process in any jurisdiction where it would not otherwise be subject to general service of process but for this paragraph);

                (9) promptly notify Stockholder, at any time upon the discovery that, or of the happening of any event as a result of which, the Shelf Registration Statement, the Prospectus or any document incorporated therein by reference as then in effect, contains an untrue statement of a material fact or omits to state any material fact required to be stated therein or any fact necessary to make the statements therein not misleading, or at any time whenever any representation or warranty made by the Company pursuant to Section 2.04(b) shall cease to be true in any material respect, and, subject to Section 2.03 above, promptly prepare and furnish to Stockholder a supplement or amendment to the Shelf Registration Statement, the Prospectus or such document so that the Shelf Registration Statement shall not, and any Prospectus as thereafter delivered to the purchasers of such Spin-Off Shares shall not, contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or any fact necessary to make the statements therein not misleading;

                (10) use reasonable efforts to promptly cause all of the Spin-Off Shares to be listed on the NYSE and to remain so listed;

                (11) make available for inspection by
           Stockholder, any underwriter participating in any disposition pursuant to the Shelf Registration Statement, and any attorney, accountant or other agent retained by Stockholder or underwriter, all reasonably requested financing and other records, pertinent corporate documents and properties of the Company, and cause the Company's officers, directors, employees,


                              -9-



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           attorneys and independent accountants to supply all
           information reasonably requested by Stockholder, underwriters, attorneys, accountants or agents in connection with the Shelf Registration Statement; information which the Company determines, in good faith, to be confidential shall not be disclosed by such persons unless, subject to Section 2.03 above,
           (i) the disclosure of such information is required by applicable federal securities laws or is necessary to avoid or correct a misstatement or omission in the Shelf Registration Statement, the Prospectus or any document incorporated by reference therein or (ii) the release of such information is ordered pursuant to a subpoena or other order from a court of competent jurisdiction or other governmental authority. Stockholder further agrees, on its own behalf and on behalf of all its underwriters, accountants, attorneys and agents, that it will, upon learning that disclosure of such information determined by the Company to be confidential is sought in a court or by any other governmental authority, give notice to the Company and allow the Company, at its expense, to undertake appropriate action to prevent disclosure of the information deemed confidential;

                (12) use reasonable efforts to comply with all applicable laws related to the Shelf Registration Statement and offering and sale of securities and all applicable rules and regulations of governmental authorities in connection therewith (including, without limitation, the Securities Act and the Exchange Act, and the rules and regulations promulgated by the SEC) and make generally available to its security holders as soon as practicable an earnings statement of the Company and the Company Subsidiaries complying with Section 11(a) of the Securities Act;

                (13) use reasonable efforts to furnish to Stockholder and the managing underwriter or underwriters, if any, a signed counterpart of (i) an opinion of counsel for the Company; (ii) certificates of officers and the secretary of the Company; and
           (iii) a "cold comfort" letter (and a bring-down version thereof) signed by the independent public accountants who have certified any financial statements included or incorporated by reference in the Shelf Registration Statement, covering such matters with respect to the Shelf Registration Statement and, in the case of the accountants' comfort letter, with respect to such matters as are customarily covered in opinions of issuer's counsel, certificates of the Company and in accountants' comfort letters delivered to the underwriters in underwritten public offerings of securities for the account of, or on behalf of, a holder of common stock,


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           such opinion, certificates and comfort letters to be
           dated the date or dates that such opinion and comfort letters are customarily dated in such transactions and, in the case of a Rule 415 Offering, an additional comfort letter on the date of the filing of any document containing financial statements to be incorporated by reference in the Shelf Registration Statement; and

                (14) take other actions as Stockholder or the underwriters, if any, reasonably request in order to expedite or facilitate the disposition of the Spin-Off
           Shares.

           (b) Further Agreements. Without limiting any of the foregoing, in the event that the sale of Spin-Off Shares is to be made by or through underwriters, the Company shall enter into an underwriting agreement with a managing underwriter or underwriters selected by Stockholder containing representations, warranties, indemnities, conditions precedent and agreements customarily included (but not inconsistent with the agreements contained herein) by an issuer of common stock in underwriting agreements with respect to offerings of common stock for the account of, or on behalf of, holders of common stock; provided, however, that the Stockholder shall not utilize the Shelf Registration Statement for more than one underwritten offering during the term of this Agreement. In connection with the sale of Spin-Off Shares hereunder, Stockholder may, at its option, require that any and all representations and warranties by, and the other agreements of, the Company to or for the benefit of such an underwriter or underwriters (or which would be made to or for the benefit of such an underwriter or underwriters if such sale of Spin-Off Shares were pursuant to a customary underwritten offering) be made to and for the benefit of Stockholder and that any or all of the conditions precedent to the obligations of such underwriter or underwriters (or which would be so for the benefit of such underwriter or underwriters under a customary underwriting agreement) be conditions precedent to the obligations of Stockholder in connection with the disposition of its securities pursuant to the terms hereof. In connection with any offering of Spin-Off Shares registered pursuant to this Agreement, the Company shall, upon receipt of duly endorsed certificates representing the Spin-Off Shares, (x) furnish to the underwriter, if any (or, if no underwriter, Stockholder), unlegended certificates representing ownership of Spin-Off Shares being sold, in such denominations and registered in such names as requested, and (y) instruct any transfer agent and registrar of the Spin-Off Shares to release any stop transfer order with respect thereto.

           Stockholder agrees that upon receipt of any notice from the Company of the happening of any event of the kind described in paragraph (9) of Section 2.04(a), Stockholder shall forthwith discontinue its disposition of Spin-Off Shares pursuant to the Shelf Registration Statement and the Prospectus until its receipt of the copies of the supplement or amendment thereto contemplated by paragraph (9) of Section 2.04(a) and, if so directed by the Company, deliver to the Company all copies, other than permanent file copies, then in Stockholder's possession of the Prospectus current at the time of receipt of such notice relating to the Spin-Off Shares.



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           If Stockholder is an Affiliate of the Company,
Stockholder's broker-dealer subsidiaries shall be permitted to use the Shelf Registration Statement and the Prospectus in market-making transactions at any time during the effectiveness of the Shelf Registration Statement. The Shelf Registration Statement, the Prospectus and all amendments thereof and supplements thereto shall include such information concerning such market-making transactions as Stockholder shall furnish the Company from time to time. If the Shelf Registration Statement and the Prospectus are used by Stockholder's broker-dealer subsidiaries in market-making transactions, the provisions of Sections 2.04, 2.05 and 2.06 shall be deemed to apply to such transactions and the shares of Common Stock sold thereby.

           The Company shall not grant to any of its security holders (other than Stockholder) the right to include any of its securities in the Shelf Registration Statement.

Section 2.05  Registration Expenses.

           All expenses incidental to the Company's performance of, or compliance with, its obligations under this Agreement including, without limitation, all registration and filing fees, all fees and expenses of compliance with securities and "blue sky" laws (including, without limitation, the fees and expenses of counsel for underwriters or placement or sales agents in connection with "blue sky" law compliance), all printing and copying expenses, all messenger and delivery expenses, all fees and expenses of the transfer agent and registrar, all listing fees for the NYSE, all fees for any filings with the National Association of Securities Dealers, Inc., all reasonable out-of-pocket expenses of underwriters and sales and placement agents in connection therewith (excluding underwriting discounts and commissions and the fees and expenses of counsel, accountants, agents or experts therefor), all fees and expenses of the Company's independent certified public accountants and counsel (including, without limitation, with respect to "comfort" letters and opinions) and other Persons retained by the Company in connection therewith (collectively, the "Registration Expenses"), shall be borne by the Company. The Company shall not be responsible for and shall not pay the fees and expenses of legal counsel, accountants, agents or experts retained by Stockholder in connection with the sale of the Spin-Off Shares.

Section 2.06  Indemnification.

           (a) By the Company. The Company agrees to indemnify Stockholder, its officers, directors, employees and agents and each Person who controls (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) Stockholder or such other indemnified Person and the officers, directors, employees and agents of such control Persons or other indemnified Persons against all losses, claims, damages, liabilities and expenses, including, without limitation, reasonable attorneys' fees and expenses, (collectively, the "Losses"), as incurred, caused by, resulting from or relating to (i) any untrue or alleged untrue statement of material fact contained in the Shelf Registration Statement, the Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in, or alleged to be omitted from, any information furnished in writing to the Company by Stockholder or its underwriter expressly for use therein or are caused by Stockholder's failure to deliver, or its underwriter's failure to deliver, a copy of the Prospectus or any supplements thereto after the Company has furnished Stockholder with the requested number of copies of the same and the Prospectus or such supplement would have corrected such untrue statement or alleged untrue statement or such omission or alleged omission or (ii) any violation by the Company of any federal or state law, rule or regulation applicable to the Company and relating to action required of, or inaction required by, the Company with respect to the Shelf Registration Statement, the Prospectus or any amendment thereto or supplement thereof. In connection with an underwritten offering and without limiting any of the Company's other obligations under this Agreement, the Company shall indemnify such underwriters, their officers, directors, employees and agents and each Person who controls (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange
Act) such underwriters or such other indemnified Person and the officers, directors, employees and agents of such control Persons or other indemnified Persons to the same extent as provided above with respect to the indemnification of Stockholder.

           (b) By Stockholder. In connection with the Shelf Registration Statement, Stockholder shall furnish to the Company in writing information regarding Stockholder's ownership of Spin-Off Shares and its intended method of distribution thereof and shall indemnify the Company, its directors, officers, employees and agents and each Person who controls (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) the Company or such other indemnified Person and the officers, directors, employees and agents of such control Persons or other indemnified Persons against all Losses, as incurred, caused by, resulting from or relating to any untrue or alleged untrue statement of material fact contained in the Shelf Registration Statement, the Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission or alleged untrue statement or omission (i) is caused by, results from or relates to, or is alleged to be omitted from, such information so furnished in writing by Stockholder or (ii) arises out of or results from Stockholder's failure to deliver, or its underwriter's failure to deliver, a copy of the Prospectus or any supplements thereto after the Company has furnished Stockholder with the requested number of copies of the same and the Prospectus or such supplement would have corrected such untrue statement or alleged untrue statement or such omission or alleged omission; provided, however, that Stockholder shall not be liable for any claims hereunder in excess of the amount of net proceeds received by Stockholder from the sale of Spin-Off Shares pursuant to the Shelf Registration Statement; provided further, however, that Stockholder shall not be liable in any such case to the extent Stockholder has furnished in writing to the Company within a reasonable period of time prior to the filing of the Shelf Registration Statement, such Prospectus or such amendment or supplement thereto information expressly for use therein which corrected or made not misleading information previously furnished to the Company and the Company failed to include such information therein.

           (c)  Notice.  Notice shall be in accordance with
Section 11(g) of the Purchase Agreement.

           (d) Defense of Actions. Defense of Actions shall be in accordance with Section 11(g) of the Purchase Agreement.

           (e) Survival. The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified Person and will survive the transfer of the Spin-Off Securities.

           (f) Contribution. If the indemnification provided for in this Section 2.06 is unavailable to an indemnified party or is insufficient to hold such indemnified party harmless for any losses in respect of which this Section 2.06 would otherwise apply by its terms, then the indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such Losses, in such proportion as is appropriate to reflect the relative fault of the indemnifying party, on the one hand, and such indemnified party, on the other hand, in connection with the actions, statements or omissions that resulted in such Losses as well as any other relevant equitable considerations. The relative fault of such indemnifying party, on the one hand, and the indemnified party, on the other hand, shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, has been taken by, or relates to information supplied by, each indemnifying party or indemnified party, and the parties relative intent, knowledge, access to information and opportunity to correct or prevent any such action, statement or omission. The amount paid or payable by a party as a result of any Losses shall be deemed to include any legal or other fees or expenses incurred by such party, to the extent such party would have been indemnified for such expenses if the indemnification provided for in Section 2.06(a) or 2.06(b) was available to such party. The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 2.06(f) were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in this Section 2.06(f). No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not found guilty of such fraudulent misrepresentation.

Section 2.07 Rule 144.

           The Company shall file the reports required to be filed by it under the Securities Act, the Exchange Act and the rules and regulations promulgated thereunder, and will take such further action as Stockholder may reasonably request, all to the extent required from time to time to enable Stockholder to sell Spin-Off Shares without registration under the Securities Act within the limitation of the exemptions provided by Rule 144. Upon the request of Stockholder, the Company shall deliver to Stockholder a written statement as to whether it has complied with such requirements.

                            ARTICLE 3.
                        TRANSFER OF SHARES

Section 3.01 Compliance with Securities Laws.

           Stockholder agrees not to sell any of the Spin-Off Shares except pursuant to an effective registration statement under the Securities Act covering such sales or pursuant to an exemption from the registration requirements of the Securities Act.


Section 3.02 Lock-up.

           (a) Period. Stockholder shall not Transfer any of the Spin-Off Shares for a period ("Lock-up Period") ending with the earlier of (i) 90 days after the Spin-Off and (ii) the day that the simple arithmetic mean of the high and low trading prices for the five Trading Days immediately preceding such day is at least 115% of the average of the high and low trading prices for each of the first five Trading Days for the Common Stock following the Spin-Off.

           (b) Restricted Transfers. From and after the expiration of the Lock-up Period, Stockholder shall not Transfer the Spin-Off Shares to any single purchaser or Group who Stockholder has reason to believe will after such purchase, own more than 5% of the outstanding Common Stock, except for (i) sales pursuant to an underwriting of a bona fide public offering,
(ii) sales pursuant to a tender offer approved by the Board of Directors of the Company, and (iii) sales to a purchaser or Group that has filed or is eligible to file a Schedule 13G under the Exchange Act with respect to the Company.

Section 3.03 Certain Prohibited Actions.

           During the term of this Agreement, without the prior written consent of the Board of Directors of the Company, neither Stockholder nor any of its Affiliates shall, singly or as part of a Group, directly or indirectly, through one or more intermediaries or otherwise (i) enter into any arrangement or understanding with respect to the Common Stock which would facilitate or attempt to facilitate any change of control of the Company unless such transaction is specifically approved by the Board of Directors of the Company; (ii) acquire or agree to acquire ownership (including beneficial ownership as defined in Rule 13d-3 under the Exchange Act) of any assets or property or more than one percent of any class of equity security of the Company or any of its subsidiaries, or any rights or options to acquire such ownership with, in the case of any such security, the intention or purpose of influencing the management of, or causing or formulating a transaction with respect to, the assets or capital stock of the Company or any of its subsidiaries; (iii) make any proposal to merge, consolidate or cause the sale of any substantial part of the assets of the Company or any of its subsidiaries; or (iv) make or participate in any solicitation of persons to vote, or solicit consents with respect to, any voting securities of the Company or any of its subsidiaries. The provisions of this Section 3.03 shall terminate at such time as Stockholder or its Affiliates no longer holds any Spin-Off Shares, and shall in no way limit the asset management, investment banking or trading operations of Stockholder's asset management, investment banking or broker-dealer subsidiaries as conducted in the ordinary course of their business.

Section 3.04 Right of First Offer.

            Stockholder shall, prior to selling at any one time Spin-Off Shares representing more than 1% of the outstanding Common Stock in any three month period, first provide the Company with telephonic notice confirmed promptly by a fax (the "Notice") to the Company of the intent to make such sale as follows:

           (a) Underwritten Transactions. If such proposed sale would be pursuant to a firm commitment underwriting, Notice shall be given to the Company no later than the date Stockholder commences a "road show" or other marketing effort, giving the Company the option (which option may only be exercised prior to the close of trading on the third Trading Day immediately following the date of actual receipt of such Notice by the Company) to purchase all the Spin-Off Shares intended to be included in such offering at a price per share equal to the average of the bid and the ask prices at the time such Notice is given to the Company, as reported on the consolidated quotation system or the most recent closing bid and ask prices if such consolidated quotation system is closed at the time of the Notice. The Notice shall include such bid and ask prices. The Company may exercise such option only by Notice, which Notice shall be irrevocable. Any purchase pursuant to this Section 3.04(a) shall be closed three Trading Days from the exercise of such option. If such option is not exercised, Stockholder may sell all or any portion of such Spin-Off Shares without further notice at any price in a firm commitment underwriting at any time within 60 days of such Notice.

           (b) Market Transactions. If such proposed sale would be pursuant to a broker's transaction or other customary equity securities market transaction, other than a Block Execution, Notice shall be given to the Company prior to submitting an order to sell, giving the Company the option (which option may only be exercised prior to the close of trading on the next Trading Day immediately following the date of actual receipt of such Notice by the Company) to purchase all the Spin-Off Shares intended to be sold at a price per share equal to the average of the bid and the ask prices at the time such Notice is given to the Company, as reported on the consolidated quotation system or the most recent closing bid and ask prices if such consolidated quotation system is closed at the time of the Notice. The Notice shall include such bid and ask prices. The Company may exercise such option only by giving Notice, which Notice shall be irrevocable. Any purchase pursuant to this
Section 3.04(b) shall be closed three Trading Days from the exercise of such option. If such option is not exercised, Stockholder may sell all or any portion of such Spin-Off Shares without further notice at any price in a broker's transaction or other customary equity securities market transaction, other than a Block Execution, at any time within ten Trading Days of such Notice.

           (c) Block Execution. If such proposed sale would be pursuant to a Block Execution, Stockholder shall, prior to giving Notice, give during business hours, an advance notice ("Advance Notice") to the Company that Stockholder is contemplating pursuing a Block Execution, which Advance Notice shall (i) become effective on the third Trading Day following the date on which such Advance Notice is received by the Company at the same time of day as such Advance Notice was received, (ii) remain effective for the next 10 Trading Days following such third Trading Day and
(iii) state the estimated number of Spin-Off Shares to be sold in such Block Execution. Such Advance Notice must be in effect at the time Stockholder gives Notice. Stockholder shall, once it actually intends to consummate a proposed sale pursuant to such Block Execution, give, during business hours, Notice giving the Company the option (which option may only be exercised within 60 minutes of actual receipt of such Notice by the Company) to purchase all the Spin-Off Shares intended to be sold at a price per share equal to the average of the bid and the ask prices at the time such Notice is given to the Company, as reported on the consolidated quotation system. Any purchase pursuant to this
Section 3.04(c) shall be closed three Trading Days from such Notice. If such option is not exercised, Stockholder may sell all or any portion of such Spin-Off Shares without further notice at any price in a Block Execution at any time prior to the close of business on the second Trading Day following such Notice; provided, however, the number of Spin-Off Shares sold pursuant to this Section 3.04(c) shall be not more than the number specified in the Advance Notice and shall have an aggregate fair market value of not less than $10 million; and

           (d) Other Transactions. If such proposed sale would be pursuant to any type of transaction other than the transactions identified in paragraphs (a), (b) and (c), the Notice shall include the identity, to the extent known, of the proposed purchaser(s) and give the Company the option (which option may only be exercised prior to the close of trading on the third Trading Day immediately following such Notice) to purchase all the Spin-Off Shares intended to be sold at the price per share specified in such Notice (which purchase shall be closed three Trading Days from such Notice). If such option is not exercised, Stockholder may sell all or any portion of such Spin-Off Shares without further notice at any time within 30 days of such notice at a price no lower than the price specified in such Notice to the purchaser(s) identified in such Notice.

           (e) Method of Payment. In the event the Company exercises any of the foregoing options, it shall make payment on the closing date of such purchase by wire transfer to the Stockholder of immediately available funds in an amount equal to the purchase price to an account of Stockholder in a bank in the United States.

           (f) Title. Stockholder shall warrant to the Company good and marketable title to all Spin-Off Shares purchased pursuant to the foregoing options and shall promptly take all actions necessary within the control of Stockholder to cause record and beneficial ownership to be transferred to the Company.

Section 3.05 Voting.

           Stockholder (i) shall be present in person or represented by proxy at all stockholder meetings of the Company of which Stockholder is notified in accordance with applicable law so that all Spin-Off Shares then beneficially owned by Stockholder shall be counted for the purpose of determining the presence of a quorum at such meetings, and (ii) shall vote, or act by consent with respect to, at any such meetings, all Spin-Off Shares then beneficially owned by Stockholder so as to vote for persons nominated by the Company's Board of Directors by such Board of Directors and no others.

                            ARTICLE 4.
                          MISCELLANEOUS

Section 4.01 Restrictive Legends.

            Stockholder hereby acknowledges and agrees that, during the term of this Agreement (except as otherwise specified in Sections 2.04(b) and 4.13), each of the certificates representing Spin-Off Shares shall be subject to stop transfer instructions and shall include the following legend:

           "THE SHARES REPRESENTED BY THIS CERTIFICATE MAY NOT BE TRANSFERRED WHETHER BY SALE, ASSIGNMENT, PLEDGE, ENCUMBRANCE, GIFT, BEQUEST, APPOINTMENT OR OTHERWISE, AND VALERO REFINING AND MARKETING COMPANY (THE "COMPANY") WILL NOT REGISTER THE TRANSFER OF SUCH SHARES, EXCEPT PURSUANT AND SUBJECT TO THAT CERTAIN STOCKHOLDERS AGREEMENT DATED AS OF MAY 1, 1997, AS THE SAME MAY BE AMENDED FROM TIME TO TIME, BETWEEN THE COMPANY AND STOCKHOLDER. A COPY OF SUCH AGREEMENT IS ON FILE WITH THE SECRETARY OF THE COMPANY."

Section 4.02 Recapitalization.

           In the event that any capital stock or other securities are issued as a dividend or distribution on, in respect of, in exchange for, or in substitution of, any Spin-Off
Shares, such securities shall be deemed to be Spin-Off Shares for all purposes under this Agreement.

Section 4.03 Notices.

           All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally, by reputable overnight courier (next day morning delivery) or by facsimile transmission (receipt of which is confirmed):

                (a)  If to the Company, to:

                     Valero Refining and Marketing Company
                     530 McCullough Avenue
                     San Antonio, TX  78213
                     Attention:  General Counsel
                     Facsimile:  (210) 246-2646

                     with a copy to:

                     Fulbright & Jaworski L.L.P.
                     801 Pennsylvania Avenue, N.W.
                     Washington, D.C.  20004
                     Attention:  Michael W. Conlon
                     Facsimile:  (202) 662-4643

                (b)  If to Stockholder, to:

                     Salomon Inc
                     Seven World Trade Center
                     New York, NY  10048
                     Attention:  Thomas Jasper
                     Facsimile:  (212) 783-3219

                     with a copy to:

                     Cravath, Swaine & Moore
                     Worldwide Plaza
                     825 Eighth Avenue
                     New York, NY  10019
                     Attention:  Richard Hall
                     Facsimile:  (212) 474-3700

or to such other person or address as any party shall specify by notice in writing, given in accordance with this Section 4.03, to the other parties hereto. All such notices, requests, demands, waivers and communication shall be deemed to have been given on the date on which so hand-delivered, on the next business day following the date on which delivered to such overnight courier and on the date of such facsimile transmission and confirmation, except for a notice of change of person or address, which shall be effective only upon receipt thereof.

Section 4.04 Entire Agreement.

           This Agreement and the Purchase Agreement contain the entire understanding of the parties hereto with respect to the subject matter hereof. This Agreement and the Purchase Agreement supersede all prior agreements and understandings, oral and written, with respect to the subject matter hereof.

Section 4.05 Severability.

           Should any provision of this Agreement, or any part thereof, for any reason be declared invalid or unenforceable, such declaration shall not affect the validity or enforceability of any other provision of this Agreement, or any other part thereof, all of which other provisions, and parts, shall remain in full force and effect, and the application of such invalid or unenforceable provision, or such part thereof, to Persons or circumstances other than those as to which it is held invalid or unenforceable shall be valid and be enforced to the fullest extent permitted by law.

Section 4.06 Binding Effect; Assignment.

           This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, successors and permitted assigns, but, except as expressly contemplated herein, neither this Agreement not any of the rights, interests or obligations hereunder shall be assigned, directly or indirectly, by the Company or Stockholder without the prior written consent of the other. Upon any such assignment, this Agreement shall be amended to substitute the assignee as a party hereto in a writing reasonably acceptable to the other party.

Section 4.07 Amendment, Modification and Waiver.

           This Agreement may be amended, modified or supplemented at any time by written agreement of the parties hereto. Any failure by Stockholder, on the one hand, or the Company, on the other hand, to comply with any term or provision of this Agreement may be waived by the Company or Stockholder, respectively, at any time by an instrument in writing signed by or on behalf of the Company and Stockholder, but such waiver or failure to insist upon strict compliance with such term or provision shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure to comply.

Section 4.08 Third-Party Beneficiaries.

           This Agreement (other than Section 2.06) is not intended, and shall not be deemed, to confer upon or give any person except the parties hereto and their respective successors and permitted assigns, any remedy, claim, liability, reimbursement, cause of action or other right under or by reason of this Agreement.

Section 4.10 Counterparts.

           This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 4.11 Interpretation.

           The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning of interpretation of this Agreement.

Section 4.12 Governing Law.

           This Agreement shall be governed by the laws of the State of New York, without regard to the principles of conflicts of law thereof.

Section 4.13 Termination; Restrictive Legend.

           This Agreement shall terminate when Stockholder and its Affiliates no longer own any Spin-Off Shares; provided, however, that the provisions of Section 2.06 shall survive termination of this Agreement and the provisions of Article II, other than Section 2.06, shall terminate on the second anniversary date on which the Spin-Off Shares were issued to Stockholder. It is understood and agreed that any restrictive legends set forth on any Spin-Off Shares shall be removed by delivery of substitute certificates without such legends and such Spin-Off Shares shall no longer be subject to the terms of this Agreement, upon the resale of such Spin-Off Shares in accordance with the terms of this Agreement or, if not theretofore removed, on the second anniversary of the date hereof.

           IN WITNESS WHEREOF, the undersigned hereby agree to be bound by the terms and provisions of this Stockholder Agreement as of the date first above written.


                          VALERO REFINING AND MARKETING COMPANY



                          By: __________________________________
                             Name:
                             Title:



                          SALOMON INC



                          By: __________________________________
                             Name:
                             Title: